                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                           FOILMARK, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 FOILMARK, INC.
                              5 MALCOLM HOYT DRIVE
                        NEWBURYPORT, MASSACHUSETTS 01950

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD TUESDAY, NOVEMBER 14, 2000

                            ------------------------

To the Shareholders of
Foilmark, Inc.:

    The Annual Meeting of Shareholders of Foilmark, Inc., a Delaware corporation (the "Company"), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts on Tuesday, November 14, 2000, at 10:00 a.m. local time, for the following purposes:

    1.  To elect three directors for a term of three years;

    2. To approve the appointment of KPMG LLP as the Company's independent auditors; and

    3. To consider and act upon any other matter which may properly come before the meeting and any postponements or adjournments thereof, including matters which the Board of Directors did not know would be presented at the Annual Meeting a reasonable time before this solicitation.

    The Board of Directors of the Company has fixed the close of business on September 29, 2000 as the record date for the determination of the shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books will not be closed.

    All shareholders are cordially invited and urged to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. Upon your arrival your proxy will be returned to you, if you desire to revoke it or vote in person. Your attendance in person is encouraged, but should anything prevent your attendance in person, your presence by proxy will still allow your shares to be voted.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Carol J. Robie, Secretary

October 13, 2000

                                 FOILMARK, INC.
                              5 MALCOLM HOYT DRIVE
                        NEWBURYPORT, MASSACHUSETTS 01950
                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of the accompanying Proxy on behalf of the Board of Directors of Foilmark, Inc. (the "Company"), to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and all adjournments thereof, to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by (i) delivering to the Secretary of the Company, at the address set forth in the Notice of Annual Meeting, a letter of revocation or properly executed proxy of a later date; (ii) submitting a proxy bearing a later date; or
(iii) attending the Annual Meeting and voting in person. All proxies will be voted in accordance with instructions thereon. ANY PROXY UPON WHICH NO INSTRUCTION HAS BEEN INDICATED WILL BE VOTED "FOR" THE SPECIFIC MATTERS SET FORTH IN THE FOREGOING NOTICE OF ANNUAL MEETING AND, AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The solicitation is being made by use of the mails and the cost thereof will be borne by the Company. In addition to the solicitation by the use of the mails, proxies may be solicited personally by telephone or telegraph by regular employees of the Company or its subsidiaries without additional remuneration therefor. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for expenses incurred in forwarding proxies and proxy soliciting materials to their principals.

    This Proxy Statement and the related proxy form are first being mailed to shareholders on or about October 13, 2000.

                 VOTING SECURITIES AND PRINCIPAL OWNERS THEREOF

    As of the close of business on September 29, 2000, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 8,072,546 shares of Common Stock held by 137 record holders and approximately 785 beneficial holders, of which 3,016,864 shares, or 37.4% were beneficially owned by directors and officers of the Company. Each share entitles the holder of record to one vote.

    The holders of one-third of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A majority of votes cast is required to elect the directors and to approve every other proposal to be considered at the Annual Meeting. Shares of Common Stock present but not voting at the Annual Meeting and abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on the matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 29, 2000 as to (a) each person known to the Company who beneficially owns 5% or more of the outstanding shares of Common Stock, (b) directors and nominees, (c) each of the named executive officers and (d) all directors and executive officers as a group. Each of such shareholders has sole voting and investment power as to shares shown unless otherwise noted. This information is based upon a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934 with respect to shares of Common Stock, except for information about the Company's officers and directors.

                                                                 AMOUNT AND NATURE      PERCENT OF
NAME OF BENEFICIAL OWNER(A)                                   OF BENEFICIAL OWNERSHIP     CLASS
---------------------------                                   -----------------------   ----------
Martin A. Olsen(b)(c).......................................           480,121              5.98%
Frank J. Olsen, Jr.(b)(d)...................................           518,129              6.46%
Robert J. Simon(b)(e)(f)(g).................................         1,699,076             21.17%
Wilhelm P. Kutsch(h)........................................           122,796              1.53%
Philip Leibel(i)............................................            72,972                 *
Carol J. Robie(b)(j)........................................           211,680              2.64%
Edward D. Sullivan(b)(k)....................................           165,847              2.07%
Michael J. Bertuch(b)(l)....................................             7,500                 *
Michael Foster(b)(m)........................................            12,500                 *
Thomas R. Schwarz(b)(n).....................................             7,500                 *
Leonard A. Mintz(b).........................................           234,696              2.92%
Kenneth R. Harris(b)........................................           128,522              1.60%
Barbara M. Henagan(e)(g)(o).................................         1,674,462             20.87%
James L. Rooney(b)(p).......................................           111,501              1.39%
Michael S. Mathews(b)(q)....................................            27,346                 *
Brian Kelly(b)(r)...........................................            16,380                 *
Harvey S. Share(b)(s).......................................             9,720                 *
Marc O. Woontner(t).........................................            33,917                 *
Bradford Venture Partners, L.P.(b)(g)(u)....................           835,925             10.42%
Overseas Private Investor Partners(b)(g)(v).................           835,925             10.42%
Parties to Voting Agreement(b)..............................         3,630,518             45.24%
All Directors and Executive Officers as a Group (14
  persons)(c)(w)............................................         3,016,864             37.59%

------------------------

*   Less than one percent

(a) If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the beneficial owner, director, nominee or officers, as well as shares held by trusts of which the person is a trustee or in which he has a beneficial interest. Any such beneficially owned shares will be noted separately for each owner, except in the case of shares beneficially owned by all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers and 5% owners. Except as set forth above, management knows of no person who, as of September 29, 2000, owned beneficially more than 5% of the Company's outstanding Common Stock. The information includes, where applicable, shares issuable upon exercise of stock options granted under the Company's 1995 Stock Option Plan, the Non-Employee Directors Stock Option Plan and the HoloPak Technologies, Inc. 1993 Non-Qualified Stock Option Plan, which options are presently or will be exercisable within 60 days of the date of this proxy statement. Unless otherwise indicated, the address of the persons identified in above is c/o Foilmark, Inc., 5 Malcolm Hoyt Drive, Newburyport, Massachusetts 01950.

(b) Excludes shares held by other parties to a voting agreement described more fully in "Certain Relationships and Related Transactions," which shares may be deemed to be beneficially owned by these individuals. For the purposes of disclosure of beneficial ownership under the Securities Exchange Act of 1934, the persons identified as parties to the voting agreement described in "Certain Relationships and Related Transactions" holding in the aggregate 3,630,518 shares of Common Stock are deemed to be a single person and the beneficial owners of the shares of Common Stock owned by all parties to the voting agreement. For a discussion of Mr. Mintz's relationship with the Company, see "Certain Relationships and Related Transactions".

(c) Includes 11,000 shares held by Mr. Olsen's wife as to which he disclaims beneficial ownership. Mr. Olsen's address is 3299 Old Barn Road East, Ponte Vedra Beach, Florida 32082.

(d) Includes 89,666 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days and 222,724 shares deemed beneficially owned in his capacity as executor of the Estate of Frank
    J. Olsen.

(e) Includes the shares of Common Stock owned of record by Bradford Venture Partners, L.P. as to which each of Mr. Simon and Ms. Henagan may be deemed to share beneficial ownership due to their having voting and dispositive power over these shares of Common Stock. Bradford Associates, a general partnership of which Mr. Simon and Ms. Henagan are the partners, is the sole general partner of Bradford Venture Partners, L.P.

(f) Includes 20,820 shares issuable upon exercise of options, which are presently or will be exercisable within 60 days. Mr. Simon's address is One Rockefeller Plaza, New York, New York 10020.

(g) Includes the shares of Common Stock owned of record by Overseas Private Investor Partners, as to which each of Mr. Simon and Ms. Henagan may be deemed to share beneficial ownership due to having voting power over such shares of Common Stock. Mr. Simon serves as Chairman of the Board of Directors of the corporation that acts as the managing partner of Overseas Private Investor Partners. Bradford Associates holds a 1% partnership interest in Overseas Private Investor Partners, which may increase upon the satisfaction of certain contingencies related to the overall performance of Overseas Private Investor Partners' investment portfolio, and also acts as an investment advisor for Overseas Private Investor Partners.

(h) Includes 79,966 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(i) Includes 55,034 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(j) Includes 14,900 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(k) Includes 12,000 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(l) Includes 7,500 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days. Mr. Bertuch's address is c/o ViaTech Publishing Solutions, 1440 Fifth Avenue, Bayshore, New York 11706.

(m) Includes 7,500 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days. Mr. Foster's address is Post Office Box 2877, Nantucket, Massachusetts 02584.

(n) Includes 7,500 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(o) The amount shown for Ms. Henagan includes 2,611 shares of Common Stock that she owns of record as trustee under two trusts for the benefit of two relatives of Ms. Henagan. The address of the stockholder is 44 Nassau Street, Princeton, New Jersey 08542.

(p) Includes 101,501 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(q) Includes 20,820 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(r) Includes 16,380 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(s) Includes 9,720 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(t) Includes 27,917 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

(u) The address of the stockholder is 44 Nassau Street, Princeton, New Jersey 08542.

(v) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda.

(w) Includes 471,224 shares issuable upon exercise of options, which are presently or will become exercisable within 60 days.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Board has fixed the number of directors at ten (10). The ten (10) seats are divided into three classes, the terms of which expire in 2000, 2001 and 2002, respectively. Currently there are three (3) directors serving terms expiring in 2000, four (4) directors whose terms expire in 2001, and three
(3) directors whose terms expire in 2002. There are three (3) directors to be elected at the 2000 Annual Meeting, to serve three year terms ending in 2003, in each case until a successor has been elected and qualified or until the director's earlier resignation or removal. Each nominee has consented to be named in this Proxy Statement and to serve, if elected. If any nominee shall be unable to serve, the proxy may be voted with discretionary authority for a substitute by the persons named in the proxy as proxy appointees. The Board of Directors has no reason to believe that any nominee will become unavailable to serve. Any vacancies occurring in the Board of Directors, regardless of the term, shall be filled by the Board of Directors to serve only until the next annual or special meeting of the shareholders.

    In voting for directors, each shareholder is entitled to one (1) vote for each share of Common Stock held. The three (3) persons receiving a majority of votes cast, in person or by proxy, shall be elected to the Board of Directors. Abstentions from voting and broker non-votes for the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

    Shareholders may withhold authority to vote for any individual nominee by following the instructions on the proxy card. Any proxy which is not so marked to withhold authority or struck through shall be deemed to be a vote for such nominee and, unless otherwise indicated on the proxy, shares will be distributed evenly among the nominees for whom authority to vote has not been withheld.

    In connection with the merger of HoloPak into the Company and as of April 23, 1999, certain stockholders of the Company, representing approximately 45% of the outstanding shares of Common Stock of the Company, entered into a voting agreement pursuant to which, among other things, they agreed to vote their shares of Common Stock for the election of each of the current directors. For a more detailed description of the voting agreement, see "Certain Relationships and Related Transactions."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

    Certain information concerning each nominee for Director, all current Directors, all executive officers and key employees of the Company is set forth below. Except as otherwise indicated, each of the persons has been employed by his or her current employer for the preceding five years. There are no family relationships between any executive officers, directors or key employees of the Company, except that Frank J. Olsen, Jr. and Carol J. Robie, are brother and sister.

A. NOMINEES FOR A THREE YEAR TERM ENDING IN 2003:

EDWARD D. SULLIVAN Director since 1994

    Edward D. Sullivan, 67, served as a consultant to the Company until December 31, 1999. Mr. Sullivan served as Vice President, West Coast Operations, of the Company, from 1994 until his retirement on December 31, 1996, and Vice President and General Manager of West Foils, Inc., a subsidiary of the Company, from 1995 until December 31, 1996. He was President of West Foils, Inc., which he founded in 1988, through 1994.

JAMES L. ROONEY Director since 1999

    James L. Rooney, 63, served as a consultant to the Company until December 31, 1999. He was the Chief Executive Officer and a director of HoloPak from September 1997 to April 1999. He was the President of C&C Consulting from January 1995 to September 1997. He was Senior Vice President at Rexam Inc., Coated Products Group, from 1993 to 1995. From 1991 to 1993, he was the President of Release International, a Rexam Inc. company; and from 1984 to 1991 he was the President of H.P. Smith Inc., a division of Specialty Coatings International, formerly James River Corp. He also serves as a director of Lexon Technologies.

MICHAEL S. MATHEWS Director since 1999

    Michael S. Mathews, 59, has been a managing director of Westgate Capital Co., a private investment firm, since January 1993. Mr. Mathews was a director of HoloPak from 1990 to 1999. From 1989 through January 1993, Mr. Mathews served as a managing director of Bradford Ventures Ltd., a private investment firm and prior to such time, he was the President of DnC Capital Corporation, a merchant banking and investment firm, for more than five years. Mr. Mathews is also a director of Petroleum Geo-Services A/S.

B. CURRENT DIRECTORS AND OFFICERS:

DIRECTORS WHOSE TERMS EXPIRE IN 2001:

FRANK J. OLSEN, JR. Director since 1992

    Frank J. Olsen, Jr., 48, has served as President and Chief Executive Officer of the Company since March 1992. He served as the Chairman of the Board from October 1995 to April 1999. He is the Chief Executive Officer of the Company and each of its subsidiaries. Prior to March 1992 he was employed as Vice President Engineering, and in various other capacities with the Company and its predecessors since 1976. Mr. Olsen is the brother of Carol J. Robie.

THOMAS R. SCHWARZ Director since 1997

    Thomas R. Schwarz, 64, was Chairman of Grossman's Inc., a retailer of building materials, from 1990 to 1994. From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin' Donuts Incorporated, a food service company. Mr. Schwarz has been a director of Tridex Corporation since 1995 (and a member of the Compensation Committee) and Chairman of the Board of Directors of TransAct Technologies Incorporated (and a member of the Compensation Committee) since 1996.

ROBERT J. SIMON Chairman of the Board and Director since 1999

    Robert J. Simon, 41, has been a Senior Managing Director of Bradford Ventures Ltd., a private investment firm, since 1992 and a general partner of Bradford Associates since 1989. Mr. Simon is Chairman of the Board or a director of numerous public and private companies, including Ampco Metal Inc., Overseas Private Investors Ltd., Overseas Equity Investors Ltd., Pamarco
Technologies, Inc., FoodServ Equipment & Supply, Inc., Overseas Callander Fund and Tufco Technologies, Inc. Mr. Simon was the Chairman of the Board of Directors of HoloPak Technologies, Inc. from May 1992, and a director from 1990 to April 1999.

BRIAN KELLY Director since 1999

    Brian Kelly, 57, has been the President of Waverly Partners, Inc., a private investment company, since March 1994. Waverly's investment companies manufacture metal components for the electronics, aerospace and medical industries. From September 1989 to March 1994, Mr. Kelly was President of Fitchburg Coated Products, a manufacturer of coated and laminated products. Mr. Kelly was a director of HoloPak Technologies, Inc. from June 1995 to April 1999.

DIRECTORS WHOSE TERMS EXPIRE IN 2002:

MICHAEL J. BERTUCH Director since 1997

    Michael J. Bertuch, 40, has been the President of ViaTech Publishing Solutions, a manufacturer of vinyl loose-leaf books, since January 1992. Prior to 1995, he was employed by DVC Industries in various executive capacities since 1986.

MICHAEL FOSTER Director since 1997

    Michael Foster, 65, is a private investor and consultant. In 1994, Mr. Foster retired as the founder, Chairman of the Board and Chief Executive Officer of WPI Group, Inc. (NASDAQ: WPIC), a publicly-held manufacturer of hardware, software and electronic products for commercial and industrial markets.

HARVEY S. SHARE Director since 1999

    Harvey S. Share, 68, is the former President and Chairman of Bobst
Group Inc., one of the world's largest manufacturers and suppliers of folding carton, corrugated and flexible packaging converting and printing equipment. Mr. Share retired from Bobst Group Inc. at the end of 1996. Mr. Share is a consultant to the packaging and printing equipment industry. Mr. Share is a member of a number of industry and professional associations. Mr. Share was a director of HoloPak Technologies, Inc. from July 1998 to April 1999.

NON-DIRECTOR EXECUTIVE OFFICERS:

PHILIP LEIBEL Officer since 1992

    Philip Leibel, 63, has been Vice President Finance since March 1992 and is Treasurer, Assistant Secretary and Chief Financial Officer of the Company and each of its subsidiaries. He has been Chief Financial Officer of the Company and its predecessors since 1977.

WILHELM P. KUTSCH Officer since 1992

    Wilhelm P. Kutsch, 57, has been Senior Vice President, Foil Operations, since March 1992, and served as Vice President Foil Operations prior to March 1992. Mr. Kutsch served on the Board of Directors from 1994 to 1999. He has also served as Vice President and Operations Manager of Foilmark Manufacturing Corporation since 1979. Mr. Kutsch has over 20 years experience in the hot stamping industry.

CAROL J. ROBIE Officer since 1992

    Carol J. Robie, 44, has been Vice President, Administration, since
March 1992. Ms. Robie served on the Board of Directors from 1992 to 1999. She served as Administrative Manager of the Company in 1990 and 1991, and also has been employed in various capacities by Foilmark Manufacturing Corporation since 1977. She also serves as Secretary of the Company. Ms. Robie is the sister of Frank J. Olsen, Jr.

MARC O. WOONTNER Officer since 1999

    Marc O. Woontner, 54, has been Vice President, Sales and
Marketing/Holography, since July 1, 1999. Mr. Woontner served as Vice President, Sales and Marketing/ Holography, for HoloPak Technologies, Inc.

from 1988 to 1999. He joined HoloPak as Market Development Manager in 1986. Mr. Woontner was Regional Sales Manager for Dri-Print Foils, a division of Beatrice Foods, from 1975 to 1986.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

    There were four (4) regular and two (2) special meetings of the Board of Directors during fiscal 2000. During this period, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period from which such incumbent was a director and (b) the total number of meetings held by all committees of the Board on which such incumbent served.

    Directors of the Company who are not full time employees of the Company or its operating subsidiaries receive a retainer of $2,000 per calendar quarter, as well as a fee of $750 per Board Meeting attended and $350 per committee meeting attended in person or telephonically.

    The Board of Directors has four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee and the Stock Option Committee. The Executive Committee consists of Frank J. Olsen, Jr., Robert J. Simon, Michael Foster and Edward D. Sullivan. In addition, Philip Leibel attends Executive Committee Meetings in a non-voting capacity. The Executive Committee conducts the affairs and business of the Company between meetings of the Board of Directors, subject to certain limitations set forth in the Company's Certificate of Incorporation. The Executive Committee met two (2) times during fiscal 2000.

    The Compensation Committee consists of Edward D. Sullivan, Michael S. Mathews, Thomas R. Schwarz and Robert J. Simon. The Compensation Committee determines the compensation to be paid by the Company to its officers. The Compensation Committee met three (3) times during fiscal 2000.

    The Audit Committee consists of Michael J. Bertuch, Michael Foster, Brian Kelly and Harvey S. Share. The Audit Committee reviews the financial reporting process, the system of internal control, the audit process and the process of monitoring compliance with laws and regulations. All of the Audit Committee members satisfy the definition of an independent director as established in the National Association of Securities Dealers Listing Standards. The Board of Directors adopted a written charter for the Audit Committee on May 18, 2000. A copy of the written charter is filed herewith.

    The Audit Committee reviewed the financial statements with the Board of Directors and discussed during fiscal year 2000 with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee met five (5) times during fiscal year 2000.

    The Stock Option Committee consists of Edward D. Sullivan, Michael S. Mathews, Thomas R. Schwarz and Robert J. Simon. The Stock Option Committee administers the 1995 Stock Option Plan and the Non-Employee Directors' Stock Plan and determines to whom such options will be granted and the number of shares of Common Stock to be included in such options. The Stock Option Committee met two (2) times during fiscal 2000.

COMPLIANCE WITH SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and furnish the Company with reports of securities ownership and changes in such ownership

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required for those persons, the Company believes that during the fiscal year ended June 30, 2000, its officers, directors, and greater than ten percent (10%) beneficial owners complied with all Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation of the chief executive officer and the other three most highly compensated executive officers (the "Named Executive Officers") of the Company for services in all capacities to the Company or its subsidiaries for the fiscal year ended June 30, 2000 and the total compensation earned by such individuals for the Company's three previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                              ANNUAL COMPENSATION(A)             COMPENSATION AWARDS
                                        ----------------------------------   ----------------------------
                                                                             SECURITIES      ALL OTHER
                                                                             UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR        SALARY($)   BONUS($)   OPTIONS(#)       ($)(B)
---------------------------             --------      ---------   --------   ----------   ---------------
Frank J. Olsen, Jr....................     2000        282,000     75,000      30,000          4,000
  President and Chief Executive
    Officer                              1999(d)       135,131         --      15,000          3,000
                                           1998        233,295         --      34,666          3,000
                                           1997        202,413         --          --          4,160

Wilhelm P. Kutsch.....................     2000        200,400     38,400      30,000          4,000
  Senior Vice President, Foil
    Operations                           1999(d)       120,399         --      12,000          3,000
                                           1998        184,235         --      29,466          3,000
                                           1997        172,272         --          --          4,160

Philip Leibel.........................     2000        173,381     33,400      15,000          4,000
  Vice President--Finance and Chief      1999(d)        97,080         --       8,000          3,000
    Financial Officer                      1998        173,785         --      24,534          3,000
                                           1997        160,789         --          --          4,160

Marc O. Woontner(c)...................     2000        149,076     36,000          --          3,727
  Vice President--Sales and Marketing/
    Holographic Security

------------------------

(a) Any perquisites or other personal benefits received from the Company by any of the Named Executive Officers were substantially less than reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's salary and bonus).

(b) Amounts in the "All Other Compensation" column represent contributions to the Company's Profit Sharing Plan.

(c) Mr. Woontner became the Vice President of Sales and Marketing/Holographic Security on July 1, 1999.

(d) Fiscal 1999 is a six-month period.

                                 STOCK OPTIONS

    The following table sets forth information concerning the grants of stock options pursuant to the Company's Stock Option Plan during fiscal year ended June 30, 2000 to the Named Executive Officers identified in the Summary Compensation Table.

                                                                                               POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                                           -----------------                      ANNUAL RATES OF
                                                         % OF TOTAL                                    STOCK
                                            NUMBER OF     OPTIONS                               PRICE APPRECIATION
                                              SHARES      GRANTED                                       FOR
                                            UNDERLYING       TO       EXERCISE                    OPTION TERM(A)
                                             OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ---------------------
                   NAME                      GRANTED      IN 2000       SHARE        DATE         5%          10%
                   ----                     ----------   ----------   ---------   ----------   ---------   ---------
Frank J. Olsen, Jr........................    30,000         35%        $3.00      11/04/09     $56,700    $143,400
  President and Chief Executive Officer
Wilhelm P. Kutsch.........................    30,000         35%        $3.00      11/04/09     $56,700    $143,400
  Senior Vice President, Foil Operations
Philip Leibel.............................    15,000         17%        $3.00      11/04/09     $28,350    $ 71,700
  Vice President--Finance and Chief
    Financial Officer
Marc O. Woontner..........................        --         --            --            --          --          --
  Vice President, Sales and Marketing/
    Holographic Security

------------------------

(a) The 5% and 10%, assumed compounded annual rates of stock price appreciation are in accordance with the potential gains and are net of exercise price but before taxes associated with the exercise rules of the Securities and Exchange Commission. These amounts and assumed rates of appreciation do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of the Common Stock and overall market conditions, as well as the option holder's continued employment throughout the vesting period. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND YEAR-END OPTIONS/SAR VALUES

    The following table sets forth information regarding stock options exercised during fiscal 2000 and unexercised options held by the Named Executive Officers as of the end of fiscal 2000.

                                                            NUMBER OF SECURITIES
                                SHARES                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                               ACQUIRED                         OPTIONS/SAR            IN-THE-MONEY-OPTIONS/
                                  ON          VALUE            EXERCISEABLE/                 SAR($)(B)
NAME                           EXERCISE   REALIZED($)(A)       UNEXERCISEABLE       EXERCISEABLE/UNEXERCISEABLE
----                           --------   --------------   ----------------------   ---------------------------
Frank J. Olsen, Jr...........      --             --                 89,660/0                    70,272/0
Wilhelm P. Kutsch............      --             --                 79,966/0                    60,997/0
Philip Leibel................      --             --                 55,034/0                    40,444/0
Marc O. Woontner.............   6,000          9,375            27,917/55,837              51,563/105,667

------------------------

(a) Based on closing price of the Common Stock on date of exercise less than exercise price.

(b) Based on closing price of the Common Stock on June 30, 2000 ($3.625) minus the exercise price.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for setting and administering the policies that govern both annual compensation and incentive programs for key managerial executives. The Committee usually meets twice annually for the purpose of granting salary increases and bonus awards. It evaluates corporate and individual performance, current compensation and share ownership of the managerial group. The employees of the Company who participate in the bonus and stock option plans are those who, in the estimation of the Compensation Committee, have a substantial opportunity to enhance shareholder value over time.

    The Committee's purpose is to ensure that the Company's management compensation plan will support the Company's efforts to attract and retain well-qualified employees who are capable of managing for the benefit of shareholders and contributing to the Company's success. To accomplish this goal, compensation is intended to be competitive both within the industry as a whole and when compared to like-sized companies in the geographical areas served by the Company. Inflation, the cost of living and business conditions are taken into consideration. Additionally, the Company surveys other manufacturing companies and obtains compensation information from approximately ten industry participants.

    The final determination of the base salary adjustments and incentive bonus awards is made solely by the Compensation Committee after consultation with the Chief Executive Officer. Stock option grants are made by the Stock Option Committee. In setting an executive's base salary and bonus and in granting stock options, consideration is given to maintenance of the executive's level of responsibility and the performance of the executive's area of responsibility. Stock options are granted considering the nature of the industry and the desirability of long-term incentives. Bonus awards are paid following fiscal year end and represent awards for the preceding year.

    With respect to compensation of the Chief Executive Officer ("CEO"), the Compensation Committee meets without him being present to evaluate his performance and reports on that evaluation to the independent directors of the Board. On April 23, 1999, Mr. Olsen entered into an employment agreement with the Company, which agreement and compensation thereunder were approved by the Compensation Committee. For a more detailed description of the terms of Mr. Olsen's employment agreement, see "Employment Agreements." The Compensation Committee exercises greater discretion with respect to CEO compensation than with other key executives and considers the performance of the Company relative to the Company's profit goals. The Compensation Committee also considers the short- and long-term performance of the Company relative to industry peers and to similar industries. Major weight is given to operating earnings, as with other managers. Finally, the Compensation Committee considers particular accomplishments of the CEO, which are judged to contribute to long-term shareholder value. Other factors which influence the CEO's compensation include his establishment of clear and sound objectives and the achievement of those objectives, his ability to create overall management strength, his performance in communicating and in causing top managers to communicate effectively with the Board and his use of the Board as a resource to aid effective management. The Committee does not evaluate these factors by a predetermined formula or weighting, but reaches its conclusions based on the judgments of its members. There were bonuses paid to executive officers of the Company in fiscal 2000 as part of the Company's management incentive compensation plan for meeting certain criteria. The compensation plan was approved by the Compensation Committee and Board of Directors on August 19, 1999.

EMPLOYMENT AGREEMENTS

    As of April 23, 1999, the Company entered into an employment agreement with Frank J. Olsen, Jr. Mr. Olsen's employment agreement is for a term of five years. During the employment period, Mr. Olsen will serve as Chief Executive Officer and President of Foilmark. During the employment period, Mr. Olsen will receive an annual salary of $260,000 plus bonus. Under Mr. Olsen's employment agreement, upon the termination of his employment other than for cause or for reason of death or disability, he will be entitled to receive for a period equal to the greater of the remainder of the initial employment period or any renewal period or three years after the date of termination, monthly payments in an amount equal to one-twelfth of his then current annual base salary, together with pro-rated annual target bonus and continuation of all benefits. In addition, upon a termination as a result of a terminating event, all of Mr. Olsen's stock options will vest immediately. The employment agreement prohibits Mr. Olsen from disclosing confidential information and competing with Foilmark during his employment period and for specified periods thereafter.

    As of July 1, 1999, the Company entered into an employment agreement with each of Wilhelm P. Kutsch, Philip Leibel and Carol J. Robie. The terms of the employment agreements are substantially the same, except for the base salary and duties to be performed. Ms. Robie's employment agreement expires on June 30, 2002, with successive one-year renewal terms unless terminated by either party. Mr. Kutsch's agreement expires on June 30, 2002, with successive two-year renewal terms unless terminated by either party, and Mr. Leibel's agreement expires on June 30, 2001, with successive one-year renewal terms unless terminated by either party. If an employee's employment is terminated with cause or as a result of his death or disability, the Company's obligation to compensate the employee under his employment agreement also terminates. If the Company terminates an employee's employment without cause, the Company is obligated to pay severance of the employee's salary for the longer of (a) any remaining part of the initial term or (b) twelve months.

    Each employment agreement prohibits the employee from competing with the Company during the term of the agreement and for a period equal to the longer of
(a) the period in which any compensation is paid to the employee under the employment agreement or (b) one year following the date of termination. Each employee is eligible under the agreements to a fiscal year-end bonus at the Board's discretion. Employees' benefits include group medical insurance coverage (partially contributory), holidays, life insurance, long-term disability insurance (contributory), short-term disability insurance (partially contributory), travel accident insurance and profit sharing plan. The agreements prohibit employees from using or disclosing any proprietary information to any other party at any time during the period of employment by the Company or thereafter, except information that the employee is authorized to disclose.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Thomas R. Schwarz, Edward D. Sullivan, Michael S. Mathews and Robert J. Simon.

    In connection with the merger of HoloPak into the Company, the Company agreed to guarantee the payment obligation of HoloPak under a consulting agreement among HoloPak and Transfer Print Foils, Inc., a subsidiary of HoloPak, and Bradford Associates, which was entered into in February 1990 and restated in October 1991. On November 17, 1998, HoloPak, Transfer Print Foils and Bradford Associates amended the consulting agreement in order to extend its term to March 1, 2004 with automatic renewals for successive one-year terms unless notice of termination is given by either party to the other at least 120 days prior to the close of the then current one-year period. Under this agreement, Bradford Associates provides various financial consulting services to HoloPak and Transfer Print Foils. Mr. Simon is a partner of Bradford Associates, which is a general partner of Bradford Venture Partners, L.P., which holds 10.4% of the outstanding Common Stock of the Company. HoloPak is obligated to pay Bradford Associates a monthly fee of $16,667.67 (or $200,000 per year) under the agreement, plus reasonable out-of-pocket expenses. During fiscal 2000, HoloPak paid Bradford Associates $200,000.00.

    Bradford Venture Partners, L.P., the beneficial owner of approximately 10.4% of the outstanding shares of Common Stock, Overseas Private Investor Partners, the beneficial owner of approximately 10.4% of the outstanding shares of Common Stock, James L. Rooney, Robert J. Simon, Michael S. Mathews, Brian Kelly and Harvey S. Share have been granted demand and piggyback registration rights by the Company pursuant to a registration rights agreement dated as of the merger date. Robert J. Simon,

Chairman of the Board, is a partner of Bradford Associates, which is a general partner of Bradford Venture Partners, L.P. Mr. Simon is also the Chairman of the Board of Directors of Overseas Private Investors, Ltd., the managing partner of Overseas Private Investor Partners.

    Under the registration rights agreement, all expenses associated with the registration of common stock will be paid by the Company, except for underwriting discounts and commissions. In addition, the Company has agreed to indemnify the stockholders holding registration rights for liability arising out of information contained in a registration statement, except for information provided by these stockholders. Similarly, the stockholders holding registration rights have agreed to indemnify the Company for information furnished by them to the Company for use in a registration statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to the merger of HoloPak into the Company, as of April 23, 1999, the Company entered into a number of agreements, including the registration rights agreement and the guarantee of payment obligations under the Bradford consulting agreement. In addition, on the merger date, a voting agreement was entered into by the following stockholders representing approximately 46% of the outstanding shares of Common Stock: Robert J. Simon, Chairman of the Board, Bradford Venture Partners, L.P., Overseas Private Investor Partners; James L. Rooney; Harvey S. Share; Brian Kelly; Michael S. Mathews; Frank J. Olsen, Jr., President and Chief Executive Officer; Carol J. Robie, Vice President-Administration; Michael Foster; Martin A. Olsen; Leonard A. Mintz; Edward D. Sullivan; Thomas R. Schwarz; Kenneth Harris, Vice President, Pad Printing Operations; and Michael Bertuch. Under the voting agreement, the above-listed stockholders agreed to vote all of their shares of common stock to:

    - elect each of Mr. Olsen, Mr. Bertuch, Mr. Schwarz, Mr. Sullivan,
      Mr. Foster, Mr. Simon, Mr. Rooney, Mr. Share, Mr. Kelly and Mr. Mathews to the Board of Directors of the Company. In the event of a vacancy due to the resignation or removal of any of Mr. Bertuch, Mr. Schwarz, Mr. Foster or Mr. Sullivan, Mr. Olsen shall designate a replacement director. In the event of a vacancy due to the resignation or removal of any of Mr. Rooney, Mr. Share, Mr. Kelly or Mr. Mathews, Bradford Associates shall designate a replacement director. The voting agreement shall terminate on the earlier of the fifth anniversary of the merger date or when either of the Foilmark parties or the HoloPak parties as a group own less than 5% of the outstanding shares of Common Stock;

    - elect Mr. Simon as the Chairman of the Board of the Company;

    - elect Mr. Simon, Mr. Mathews, Mr. Olsen and Mr. Foster to the Executive Committee, of which Mr. Simon will be the Chairman;

    - elect Mr. Schwarz, Mr. Sullivan, Mr. Mathews and Mr. Simon to the Compensation Committee, of which Mr. Schwarz will be the Chairman; and

    - elect Mr. Foster, Mr. Kelly, Mr. Share and Mr. Bertuch to the Audit Committee, of which Mr. Bertuch will be the Chairman.

    The Company also entered into a replacement registration rights agreement, dated as of April 23, 1999, pursuant to which certain registration rights previously granted by the Company to Martin A. Olsen, Leonard A. Mintz, Kenneth
R. Harris, Steven Meredith and Edward D. Sullivan were terminated, and replacement registration rights were granted.

    In connection with the acquisition of the assets of Imtran
Industries, Inc., in 1995, Foilmark Manufacturing Corporation, the successor entity to Imtran Foilmark, Inc., the wholly owned subsidiary of the Company to which Imtran's assets were transferred, entered into a five-year lease of the premises where Imtran operated its business. Mr. Harris is a trustee of the trust that owns the premises and served as a director of the Company until the merger date. Mr. Harris is a party to the voting agreement. The terms of the lease provide for annual rent of $137,500 during the initial five-year term and payment of "Market Rent" for the duration of a single extension term of two years. In July 1996, in consideration of the use by the Company of additional space, the Company increased its rental payments by $5,000 per month to $197,500 per year. In April 2000, the Company exercised its option to renew for two additional years commencing August 1, 2000 at an annual rent of $203,250.

    On December 21, 1998, Leonard Mintz resigned as a director and Senior Vice President of the Company. At that time, Mr. Mintz agreed to the termination of his 1992 employment agreement with the Company and entered into a non-competition agreement with the Company that expires on December 1, 2003. Under the non-competition agreement, the Company has agreed to pay Mr. Mintz:
(1) $14,886.50 per month for 18 months which commenced on January 1, 1999 and ended June 30, 2000; (2) $5,762.52 on July 1, 2000; (3) $4,167 per month which commenced on January 1, 1999 and ends on December 1, 2003; and (4) other incidental health and related benefits. During the term of the non-competition agreement, Mr. Mintz has agreed not to compete with the Company or its affiliates or solicit sales, customers or employees of the Company or its affiliates.

                       APPROVAL OF SELECTION OF AUDITORS

    Upon recommendation of the Audit Committee, the Foilmark Board has selected KPMG LLP, certified public accountants, as independent auditors for the Company for the fiscal year ending June 30, 2001. That firm has acted as independent auditors for the Company for more than 8 years, and the Board considers it highly qualified. Although it is not required to do so, the Board of Directors wishes to submit the selection of KPMG LLP for shareholders' approval at the Annual Meeting. If the shareholders do not give approval, the Board will reconsider its selection.

    Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS APPOINTMENT.

                         COMPARATIVE PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on the Common Stock with the cumulative total shareholder return of (i) the Standard and Poor's 500 Index (the "S & P 500 Index"), (ii) a peer group of companies consisting of Advanced Deposition Technologies, CFC International Inc., Outlook Group Corp. and Viskase Corporation (the "Old Peer Group"), and (iii) a peer group of companies consisting of Advanced Deposition Technologies, American Bank Note Holographis, Applied Extrusion Technologies and CFC International, Inc. (the "New Peer Group") assuming an investment of $100 on December 31, 1995, in each of the Common Stock of the Company, the S & P 500 Index, the Old Peer Group stocks and the New Peer Group stocks. The graph assumes dividend reinvestment with respect to companies in the Peer Group, and the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. The graph commences as of December 31, 1995. HoloPak Technologies, Inc. was a part of the Old Peer Group until its merger with the Company on April 23, 1999.

                COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*

                   AMONG FOILMARK, INC., THE S & P 500 INDEX,

                     A NEW PEER GROUP AND AN OLD PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                DEC-95  DEC-96  DEC-97  DEC-98  JUN-99  JUN-00
Foilmark Inc       100   39.58   51.56   28.65   40.63   60.42
S&P 500            100  122.96  163.98  210.84  236.95  254.13
New Peer Group     100   98.35   78.75    71.1   33.07   24.64
Old Peer Group     100  130.89   158.4   94.59    98.4   80.25

           * $100 INVESTED ON 12/31/95 IN STOCK OR INDEX-

           INCLUDING REINVESTMENT OF DIVIDENDS.

OTHER BUSINESS OF THE MEETING

    The Board of Directors is not aware of any matters to come before the meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS

    The Company intends to hold its Annual Meeting approximately the same date next year. Any shareholder proposals for consideration by the Company for inclusion in the Company's proxy statement and form of proxy must be made in writing and received by the Company on or before June 10, 2001. All proposals must comply with the terms of Rule 14(a)-8 of the Securities and Exchange Act of 1934.

INDEPENDENT PUBLIC ACCOUNTANTS

    At the Annual Meeting, representatives from the Company's independent public accountants, KPMG LLP, are expected to be present and available to respond to questions.

ANNUAL REPORT

    The Annual Report to Shareholders, including financial statements for the Company's fiscal year ended June 30, 2000, has been mailed to all shareholders. The Annual Report is not a part of the proxy soliciting material. Additional copies of the Annual Report are available upon written request to the Company.

FORM 10-K

    THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON WRITTEN REQUEST TO PHILIP LEIBEL, VICE PRESIDENT, FINANCE, FOILMARK, INC., 5 MALCOLM HOYT DRIVE, NEWBURYPORT, MASSACHUSETTS 01950.

                                                                         ANNEX A

October 9, 2000

TO OUR SHAREHOLDERS:

    Fiscal 2000 was certainly the most successful and important twelve months in Foilmark's history. During this milestone year, we achieved the goals set in connection with our April 1999 acquisition of HoloPak Technologies and reported strong financial results for the first full year as a merged entity. With these accomplishments under our belt, we are now uniquely positioned to take advantage of the growth opportunities in our markets. A major expansion program is underway, with $5 million being invested for additional capital equipment and human resources to provide the capacity to grow our high-margin holography unit. We look back with pride on the significant developments of the past year and look forward with confidence to continued growth in the upcoming year.

FISCAL 2000 ACCOMPLISHMENTS

SIGNIFICANTLY INCREASED THE SIZE AND SCOPE OF FOILMARK'S BUSINESS.

    As a result of the integration of HoloPak, Foilmark now offers a full range of products to a broadened customer base through an effective distribution network. This has made us more valuable to our customers because we can now service the majority of their foil needs.

BECAME ONE OF THE ONLY COMPANIES THAT IS FULLY VERTICALLY INTEGRATED IN ALL
  ASPECTS OF HOLOGRAPHIC PRODUCTION.

    Vertical integration allows us to stay ahead of the curve for new product development. It also positions Foilmark as a low-cost producer, therefore enabling us to drive volume through competitive pricing while maintaining our margins.

SET OUR FOCUS ON HIGHER MARGIN HOLOGRAPHY PRODUCTS.

    As a result, our overall gross margin rose to 31.0% in fiscal 2000 from 29.2% in the twelve months ended June 30, 1999. We also gained holography market share--pro forma fiscal 2000 volume rose 36%, compared to the industry's 25% annual growth.

REALIZED SIGNIFICANT POST-MERGER COST SAVINGS.

    Fiscal 2000 SG&A (selling, general and administrative) expenses decreased to 21.4% of sales from 25.2% in the twelve months ended June 30, 1999. We believe we can achieve additional cost savings in the new fiscal year.

STRONG FINANCIAL PERFORMANCE

    Our financial results for the first full year after the HoloPak acquisition exceeded our internal projections. For the fiscal year ended June 30, 2000, net sales increased 75% to $66.7 million from $38.2 million in the twelve months ended June 30, 1999. EBITDA (earnings before interest, taxes, depreciation and amortization) was up 213% to $9.6 million from $3.1 million. Net income grew to $3.5 million from $177,666, and diluted EPS (earnings per share) rose to $.43 from $.04, despite the increase in shares outstanding compared to the prior period.

HOLOGRAPHIC BUSINESS

    Foilmark has become a fully integrated, technologically sophisticated low-cost provider of high-margin holography products. In fiscal 2000, our holographic unit generated 37% of total sales, up from 23% of Foilmark's fiscal 1999 sales. The segment profit for this unit was 21% of their sales in fiscal 2000.

SECURITY SOLUTIONS

    Foilmark currently provides holography security solutions for over 1,200 government and private organizations worldwide. Our images authenticate transit passes in Europe, the U.S. and Canada; health cards in eleven countries; driver's licenses in twelve states; national ID cards in seven countries; immigration documents in seven countries; and governmental high-level security identification in ten federal and state bureaus, as well as twenty military and police organizations throughout the world. Most recently, our "Authenticket" holograms have been used to authenticate tickets and passes for the Democratic National Convention and will be used on the tickets for the upcoming Orange Bowl, Cotton Bowl and Talladega 500 NASCAR event. During the past fiscal year, our holographic security group also provided holographic production services for the manufacture of postage stamps for one of the world's major postal services.

PACKAGING PRODUCTS

    Our holographic packaging products are also experiencing strong demand due to the dynamic effect holography adds when incorporated into packaging media. Foilmark's holographic packaging products enhance product packaging used by a number of Fortune 500 companies. Several examples of our recent unique applications include one billion authentification holograms for cigarette packaging, sophisticated holographic labels and high-end, holographically enhanced folding cartons.

    The holography industry generates approximately $600 million in annual sales and is growing at an estimated 25% per year. We expect our $5 million investment in capital equipment, new product offerings and key personnel to be the catalyst for the Company to absorb a larger share of this market and for this unit to represent an increasing portion of our total sales.

THERMAL TRANSFER FILMS (HOT STAMPING FOIL) BUSINESS

    Primarily as a result of the HoloPak acquisition, volume in our thermal transfer films unit was up significantly in fiscal 2000, compared to the twelve months ended June 30, 1999. We have broadened the product line we offer to this $1 billion industry, allowing us to compete in both the high-value segment of the market and the high-volume lower-priced portion of the market, as well as increase sales by selling more products to existing customers. Additionally, margins in this area continue to improve due to manufacturing efficiencies we have put in place, as well as our focus on higher margin niches.

FINANCIAL POSITION AND SHAREHOLDER VALUE

    Foilmark concluded fiscal 2000 in a strong position. As of June 30, 2000, we have $11 million available under our line of credit, working capital of $19.8 million and shareholders' equity of $26.9 million. Additionally, Foilmark's market capitalization has more than doubled since the beginning of fiscal 2000; it was approximately $40 million as of October 3, 2000.

STRATEGY

    With the HoloPak integration primarily complete, we are now focused on leveraging the Company's infrastructure, product offering and talented personnel toward holography, while also growing our share in the thermal transfer films marketplace. We continue to cross-fertilize our expanded customer base and are increasing capacity through the $5 million expansion of the holographic segment.

    We intend to maintain our diverse customer base, with more than 3,500 active clients worldwide, ranging from small companies to government entities and Fortune 500 corporations. In fiscal 2000, no single customer accounted for more than 5% of total sales, and of our largest fifteen customers, thirteen have purchased from the Company for five or more years.

    Another key aspect of our strategy is to sustain our focus on research and development. Our twenty-six chemists, engineers and technicians are devoted to developing new products and applications, as well as improving our processing techniques and quality systems. They often work closely with customers to create unique products that can be exclusively marketed by that customer.

POSITIVE OUTLOOK

    Looking forward to fiscal 2001 and beyond, we expect continued growth and achievement for our Company, as a result of the investments we are making in our infrastructure and organization. We believe Foilmark has the financial strength, strategy, experienced management, workforce and resources to realize the opportunities that lie ahead. We will continue to leverage our position as a low-cost vertically integrated producer, with our broad product offerings and talented personnel, to take advantage of the growth opportunities in the holographic and thermal transfer films markets.

    On behalf of the Board of Directors, management and employees, we thank you for your support and look forward to keeping you updated on our progress.

Sincerely,

FOILMARK, INC.

F. Joseph Olsen, Jr.
President and CEO

                Please Detach and Mail in the Envelope Provided
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         FOILMARK, INC. PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TUESDAY, NOVEMBER 14, 2000
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Frank J. Olsen, Jr. and Robert
J. Simon, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock of FOILMARK, INC. held of record on September 29, 2000 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Tuesday, November 14, 2000, at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts and any adjournment or postponement thereof.

This proxy when properly executed will be voted (i) as directed below, or, in the absence of such direction, this proxy will be voted (i) FOR the specified nominees in Proposal 1, FOR Proposal 2 and (iii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

THE DIRECTORS RECOMMEND A VOTE FOR EACH PROPOSAL.

              (Continued and to be signed on reverse side)

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                Please Detach and Mail in the Envelope Provided
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/X/ PLEASE MARK YOUR VOTES
    AS INDICATED IN THIS EXAMPLE

                                                FOR                WITHHOLD
                                            all nominees           AUTHORITY       FOR all
                                               listed           to vote for all     except

1. TO CONSIDER AND VOTE UPON A PROPOSAL
   TO ELECT EACH OF EDWARD D. SULLIVAN,          / /                  / /             / /
   JAMES L. ROONEY AND MICHAEL S. MATHEWS
   AS DIRECTORS OF FOILMARK, INC.


                                             NOMINEES:
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDIVIDUAL NOMINEE(S), MARK     EDWARD D. SULLIVAN
"FOR ALL EXCEPT" AND WRITE THE NAME(S) OF    JAMES L. ROONEY
SUCH NOMINEE(S) ON THE LINE(S) BELOW.)       MICHAEL S. MATHEWS

--------------------------------------

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                                                 FOR                ABSTAIN         AGAINST
2. To consider and vote upon a proposal
   to approve KPMG LLP as Foilmark's             / /                  / /             / /
   independent auditors for the fiscal
   year ended June 30, 2001.


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                             Date:       , 2000
---------------------------- -----------------------------        -------
  Signature (title, if any)   Signature, if held jointly

This Proxy must be signed exactly as the name of the Shareholder(s) appears on this card.